EXHIBIT 107.1

Calculation of Filing Fee Table

FORM S-8

(Form Type)

SMART GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	100,083(2)	$15.60(3)	$1,561,294.80	0.0001102	$172.06

Total Offering Amounts					$1,561,294.80		$172.06

Total Fee Offsets(4)							$—

Net Fee Due							$172.06

(1)

In the event of a stock split, stock dividend or similar transaction involving the Registrant’s ordinary shares, $0.03 par value per share, the number of ordinary shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents ordinary shares that became available for issuance under Registrant’s 2021 Inducement Plan (the “Inducement Plan”) as a result of forfeitures of outstanding awards pursuant to Section 4(a) of the Inducement Plan.

(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ordinary shares on March 28, 2023 as reported on the Nasdaq Global Select Market.

(4)	The Registrant does not have any fee offsets.